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                                                                   EXHIBIT 3.1.4

                                                                  FILED #C346-96
                                                                     AUG 08 2002
                                                                IN THE OFFICE OF
                                                                 /S/ DEAN HELLER
                                                 DEAN HELLER, SECRETARY OF STATE

                                 CERTIFICATE OF

                                AMENDMENT TO THE

                          ARTICLES OF INCORPORATION OF

                              GENIUS PRODUCTS, INC.

         Genius Products, Inc., a corporation duly organized and existing under the laws of the State of Nevada, by its President and Secretary, does hereby certify as follows:

1.       The name of this corporation is Genius Products, Inc. (the
         "Corporation").

2. The Articles of Incorporation, as previously amended, are hereby further amended by replacing Article Fourth in its entirety to read as follows:

         FOURTH: (a) The corporation is authorized to issue a total of Fifty Million (50,000,000) shares of stock with a par value of $.001 per share. The corporation is authorized to issue two classes of stock designated "Preferred Stock" and "Common Stock," respectively. The number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000) shares of stock with a par value of $.001 per share, and the number of shares of Common Stock authorized to be issued is Forty Million (40,000,000) shares of stock with a par value of $.001 per share.

                  (b) The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

3. The above described amendment was approved pursuant to a meeting of the Board of Directors held on April 29, 2002, which resolution called for a meeting of the stockholders to consider and vote upon the proposed amendment.

                  The Annual Meeting of the stockholders of the Corporation was held on July 8, 2002, pursuant to written notice sent to all stockholders entitled to vote at the meeting, which notice described the amendment to the Articles of Incorporation, as previously amended, as set forth herein. The number of shares outstanding and entitled to vote at the meeting totaled 15,421,712 shares of common stock, par value $.001 per shares. The number of shares represented at the meeting either in person or by proxy totaled 12,062,586 shares which represents approximately 78% of the shares entitled to vote at the meeting. The above amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

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         IN WITNESS WHEREOF, the said Corporation, has caused its corporate name to be subscribed by its Chief Executive Officer and by its Secretary, who hereby verify that the statements contained in the foregoing Certificate of Amendment are true and correct to the best of their knowledge and belief this 8th day of August, 2002.

                                                     Genius Products, Inc.

                                                     /s/ Klaus Moeller
                                                     ---------------------------
                                                     Klaus Moeller,
                                                     Chief Executive Officer

                                                     /s/ Michael Meader
                                                     ---------------------------
                                                     Michael Meader, Secretary